THE TAIWAN FUND, INC. REVIEW
September 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In September, the Taiwan Stock Exchange Index (“TAIEX”) increased by 12.64% in U.S. Dollar terms. Local institutions, proprietary traders and foreign investors (Mainland China included) each bought a net of NT$2.63 billion, NT$1.01 billion and NT$142.17 billion, respectively. The glass and construction sectors outperformed the TAIEX with a gain of 24.38% and 17.95%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the steel and transportation sectors underperformed the TAIEX, though with an increase of 0.25% and 1.87%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 0.81% year-over-year (“YoY”) in August. The seasonally adjusted unemployment rate increased to 6.07% in August, 0.06% higher than the previous month. According to Customs’ records, Taiwan’s exports decreased by 24.6% YoY in August. Further, exports increased by 10% MoM to US$19.01 billion, the highest for the past ten months. Seasonally adjusted export orders were down by 11.54% YoY in August.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 2.09% in September. An underweight position in the shipping sector and overweight position in the IC design sector contributed positively to the Fund’s performance. However, an underweight position in the banking sector had a negative impact on the Fund’s performance.
Investment Strategy:
In September, the TAIEX was the best performing market in Greater China, which reflects NT dollar appreciation and cross-strait developments, such as Taiwan’s plans to relax restrictions of inbound/outbound investments from/to China by end-2009. A financial MOU is likely to be signed in October, and negotiations over an ECFA (Economic Cooperation Framework Agreement) could begin in December when the next round of trade talk is scheduled. Not surprisingly, asset and China plays, as well as financials replaced tech to become the main outperformers in September. We are positive on the Taiwan market given abundant liquidity, improved cross-strait relations and the apparent low risks of potential earning downgrades, but we expect market rotation to occur among the financials, tech and non-tech sectors. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology while it is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation

	% of	% of
As of 9/30/09	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	1.3	4.1
Electronics Distribution	5.1	1.1
IC Design	9.1	4.9
PC & Peripherals	5.4	8.1
Optoelectronics	4.6	6.8
Other Electronics	6.1	7.3
Semiconductor Manufacturing	10.0	14.3
Telecommunications	7.9	7.7
Construction/Cement/Glass	3.9	3.6
Food	5.1	1.4
Chemicals/Biotech	0.5	1.8
Textiles/Paper	2.1	2.1
Electric Machinery/Appliances	1.1	1.3
Iron & Steel	3.0	3.1
Automobiles/Rubber	5.6	2.0
Transportation/Tourism	0.0	2.4
Wholesale & Retail	3.3	1.0
Miscellaneous (Footwear/Others)	0.0	1.7
Plastics/Petroleum Services	9.0	11.1
Financial Services	10.2	14.0

Total	93.3	100.0

Cash (% in liquid investments)	0.1	—
Cash (% in bank)	6.6	—
Technology	49.5	54.5
Non-Technology	33.6	31.5
Financial	10.2	14.0
Total Net Assets: US$284.13 Million
Top 10 Holdings of Total Fund Portfolio

As of 9/30/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.89

Hon Hai Precision Industry Co., Ltd.	6.06

MediaTek, Inc.	5.39

Chunghwa Telecom Co., Ltd.	3.69

Synnex Technology International Corp.	3.37

Fubon Financial Holding Co., Ltd.	3.17

Nan Ya Plastics Corp.	3.16

China Steel Corp.	2.94

Cathay Financial Holding Co., Ltd.	2.92

Cheng Shin Rubber Industry Co., Ltd.	2.90

Total	41.49

NAV: US$15.30     Price: US$13.90      Discount: 9.15%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	10.55%	12.64%	12.71%	12.68%
Fiscal Year to Date (c)	10.55%	12.64%	12.71%	12.68%
One Year	23.16%	31.53%	35.70%	23.09%
Three Years	1.85%	3.95%	8.02%	-0.34%
Five years	7.76%	6.31%	10.54%	3.59%
Ten Years	-0.70%	-0.23%	N/A	-2.09%
Since Inception	8.97%	9.56%	N/A	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Market Data

	As of 08/31/09	As of 09/30/09
TAIEX	6825.95	7509.17
% change in NTD terms	-3.56	10.01
% change in USD terms	-3.87	12.64
NTD Daily avg. trading volume (In Billions)	85.89	126.30
USD Daily avg. trading volume (In Billions)	2.61	3.93
NTD Market Capitalization (In Billions)	17464.50	19236.80
USD Market Capitalization (In Billions)	530.57	598.38
FX Rate: (NT$/US$)	32.9165	32.1480
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned. The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang